EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)

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                                                       For the Nine Months Ended
                                                             September 30,
                                                       -------------------------
                                                         2000            1999
                                                       --------         --------

Net income                                             $  451.5         $  285.1

Provision for income taxes                                276.5            151.6
                                                       --------         --------

Earnings before provision for income taxes                728.0            436.7
                                                       --------         --------

Fixed charges:
    Interest and debt expense on indebtedness           1,845.5            858.2
    Minority interest in subsidiary trust
        holding solely debentures of the Company           14.4             14.4
    Interest factor - one third of rentals
        on real and personal properties                    15.2              6.7
                                                       --------         --------

Total fixed charges                                     1,875.1            879.3
                                                       --------         --------

Total earnings before provision for income
   taxes and fixed charges                             $2,603.1         $1,316.0
                                                       ========         ========

Ratios of earnings to fixed charges                       1.39x            1.50x

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